Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-218662) of Medicine Man Technologies, Inc. of our report dated March 31, 2021, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2020 and 2019.

/s/ BF Borgers CPA PC

Lakewood, CO

March 31, 2021